Exhibit (d)(cc)(1)

PACIFIC SELECT FUND

AMENDMENT TO THE PORTFOLIO MANAGEMENT AGREEMENT

This AMENDMENT made effective the 31st day of December 2014, to the Portfolio Management Agreement (the “Agreement”) made the 1st day of May 2009, by and among Dimensional Fund Advisors LP, a Delaware Limited Partnership (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Fund”). The Agreement is hereby amended as set forth below (the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the Fund, the Investment Adviser, and the Portfolio Manager agree that the Agreement is hereby amended as follows:

1.	In Section 2, titled Portfolio Manager Duties, the following is added:

With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Fund’s custodian, however, the Portfolio Manager shall, subject to the availability of data, review any trades executed by the custodian to determine that they are reasonable and agrees to report quarterly to the Investment Adviser about trades that may not, in Portfolio Manager’s reasonable determination, meet the criteria. The Portfolio Manager is also authorized, on behalf of a Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Fund’s Prospectus and SAI as amended from time to time and which may include, without limitation, any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Fund procedures. The Portfolio Manager is authorized, but not required, to effect cross transactions between a Portfolio and other accounts managed by the Portfolio Manager and its affiliates in accordance with Fund Procedures.

2.	The following is added to the end of subsection 2(e):

Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade

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tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for any resulting loss incurred by the Portfolio to the extent the actions of the Portfolio Manager violate its standard of care under Section 13 of this Agreement.

3.	Subsection 2(f) is replaced with the following:

(f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both of which may be updated from time to time and as are promptly communicated to Portfolio Manager), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to) the following valuation services for the Fund:

i. promptly notifying, which notification may take the form of a recommendation contemplated by sub-section (ii) of this Section 2(f), the Investment Adviser in the event that the Portfolio Manager reasonably determines, pursuant to those policies and procedures of the Portfolio Manager used to determine the value of portfolio holdings, that the value of any holding of the Portfolio does not appear to reflect current market value (1) due to corporate actions, news, or other significant events; or (2) where a market quotation is not readily available or is reasonably deemed by the Portfolio Manager to be unreliable (each, a “Fair Valuation Event”). For the sake of clarity, foreign factor pricing adjustments to a portfolio holding as provided by a third-party vendor (such as FT Interactive, ITG, or similar vendor) do not constitute a “Fair Valuation Event”;

ii. verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, on a same day that the Fair Valuation Event occurs, at approximately the same time that the Portfolio Manager first takes such actions for any other account(s) managed by the Portfolio Manager;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

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iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager will have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships.

Notwithstanding the foregoing, the Investment Adviser acknowledges and agrees that the Portfolio Manager is not a pricing vendor for any of the Portfolios and does not have responsibility for determining the market value of any asset in any of the Portfolios. However, if Portfolio Manager’s failure to timely communicate a Fair Valuation Event as outlined in this subsection 2(f) directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy in effect as of the time of this Agreement), Portfolio Manager agrees to be responsible for the resulting loss incurred by the Portfolio.

If a request is made of Portfolio Manager for assistance or information with respect to a Fair Valuation Event, or if a Fund’s or the Investment Adviser’s relevant policies and procedures obligate Portfolio Manager to provide assistance or information, and if Portfolio Manager believes that such information or request does not constitute “reasonable assistance”, Portfolio Manager will promptly notify the Investment Adviser, and Portfolio Manager and Investment Adviser will use commercially reasonable efforts to come to a mutually satisfactory agreement as to the information or assistance to be provided by Portfolio Manager for that particular circumstance.

Notwithstanding any other provision of this subsection (f), certain of the Portfolio Manager’s proprietary U.S. domiciled international mutual funds and other accounts have adopted different policies and procedures regarding fair valuation as well as purchase from third party vendors certain factor pricing for their holdings and adjust the funds and accounts based upon this information. Such “foreign fair value factor” information will not be provided to the Investment Adviser.

4.	The following is added to the end of subsection 2(r):

Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the Fund that meet the minimum requirements of the Selective Disclosure Policy. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably

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requested by the Investment Adviser or the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements that relate to ensuring compliance with the Fund’s Selective Disclosure Policy or other Fund Procedures.

5.	The following is added as new subsection 2(aa):

(aa) will promptly notify Investment Adviser if Portfolio Manager plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. Portfolio Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Portfolio Manager agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Portfolio Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

6.	The following is added as new subsection 2(bb):

(bb) will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Portfolio Manager will make available to the Fund and the Investment Adviser information regarding the Portfolio Manager’s BCP, including a plan summary as well as a summary of the results of any significant recent testing.

7.	The following is added as new subsection 2(cc):

(cc) will comply with all federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), as such laws relate to the services that Portfolio Manager provides pursuant to this Agreement. Portfolio Manager is not the withholding agent for the Fund and will not be responsible for the Fund’s compliance with any withholding requirements under any applicable tax law, including FATCA. Upon reasonable request, Portfolio Manager will assist, to the extent possible, the Investment Adviser and/or its agent or custodian in their efforts to determine if certain entities are FATCA compliant.

8.	Section 13, titled Liability, is replaced with the following:

(a) Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or

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arising out of any services rendered under this Agreement, except by reason of the Portfolio Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.

(b) Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws.

9.	Section 14, titled Indemnification, is replaced with the following:

(a) The Portfolio Manager agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager’s responsibilities to the Fund which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager’s obligations and/or duties under this Agreement by the Portfolio Manager or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Portfolio Manager (other than a PL Indemnified Person), (ii) are based upon any untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person),

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(iii) are based upon the Portfolio Manager’s (or its agent’s or delegate’s) negligent breach of any representations or warranties as set forth in this Agreement, or (iv) are based upon breach of its fiduciary duties owed to the Fund provided, however, that in no case is the Portfolio Manager’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, the term “agent” shall not include any broker, dealer, underwriter or other transaction intermediary or counterparty.

(b) The Investment Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Portfolio Manager (collectively, “Portfolio Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Fund which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Portfolio Manager Indemnified Person), (ii) are based upon any untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person), (iii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) negligent breach of any representations or warranties as set forth in this Agreement, or (iv) are based upon breach of its fiduciary duties owed to the Fund provided however, that in no case is the Investment Adviser’s indemnity in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, the term “agent” shall not include any broker, dealer, underwriter or other transaction intermediary or counterparty.

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10. In Section 19, titled Notices, the following is added to the end of subsections 19A and 19B:

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

11. In Section 20, titled Miscellaneous, the following is added to the end of subsection 20(a):

The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

12. In Section 20, titled Miscellaneous, the following is added to the end of subsection 20(c):

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

13. The following is added as new Section 21, titled Confidentiality, as follows:

21. Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement or for purposes not inconsistent with a party’s fiduciary duties to another party, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(r) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 21 for any unauthorized disclosure of Confidential Information by such

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recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information (1) if required by law or requested by regulatory authorities having jurisdiction or (2) if made to its affiliates, attorneys, accountants or other professional service providers (subject to the above).

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

DIMENSIONAL FUND ADVISORS LP By: DIMENSIONAL HOLDINGS INC., its General Partner

By:	/s/ Catherine L. Newell
Name: Catherine L. Newell
Title: VP & Secretary

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

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